Exhibit 99.1

The following is certain information regarding Cardtronics, Inc., along with its wholly-owned subsidiaries (collectively, the “Company”) and the 7-Eleven Financial Services Business.  As used herein, the Company uses the following terms for ease of reference:

•	references to the “Company,” “Cardtronics,” “we,” “our,” “us,” or like terms refer to Cardtronics, Inc. and its subsidiaries;
•	references to “ATMs” refer to automated teller machines;
•	references to the “7-Eleven Financial Services Business” refer to the financial services business of 7-Eleven, Inc.;
•	references to the “7-Eleven ATM Transaction” refer to the Company’s planned acquisition of the 7-Eleven Financial Services Business;
•
references to the “Financing Transactions” refer to, collectively, the proposed financing for the 7-Eleven ATM Transaction, including the proposed amendment to our revolving credit facility and related debt financings; and

•	references to “pro forma” refer to financial or operating results which are presented on a pro forma basis, as adjusted for the 7-Eleven ATM Transaction and the Financing Transactions.

ABOUT CARDTRONICS, INC.

Summary

Cardtronics, Inc. is a single-source provider of ATM solutions. We own and operate the largest ATM network in the United States and are a leading independent ATM operator in the United Kingdom. We also operate a network of ATMs in Mexico. We currently operate approximately 25,400 ATMs and will operate approximately 31,000 ATMs after the 7-Eleven ATM Transaction is completed, of which 28,900 are domestically located. As of March 31, 2007, our network included approximately 25,400 ATMs, 52.1% of which were company-owned and 47.9% were merchant-owned. The 7-Eleven ATM Transaction is expected to add approximately 5,500 company-owned ATMs to our domestic ATM network, bringing the pro forma split between our company-owned and merchant-owned ATMs to 60.6% and 39.4%, respectively.

Our focus on customer service, together with our experience and size, has enabled us to develop and expand relationships with national and regional merchants within the United States, and the 7-Eleven ATM Transaction will add 7-Eleven, another high-traffic merchant, to our portfolio. As of May 31, 2007, our top 10 merchants had a weighted average remaining life (based on revenues) of 5.1 years on their contracts (8.3 years on a pro forma basis giving effect to the 7-Eleven ATM Transaction).  We generate additional revenue by branding our ATMs with signage from banks and other financial institutions, resulting in added convenience for their customers and increased usage of our ATMs.  We have branding arrangement in place on approximately 3,400 of our current company-owned ATMs.  We expect that these branding arrangements will generate over $11.0 million in revenues on an annualized basis.

Non-GAAP Financial Information

EBITDA and Adjusted EBITDA and the related ratios presented in this Current Report (including pro forma presentations thereof) are supplemental measures of performance that are not required by, or presented in accordance with, U.S. GAAP.  See “Historical Consolidated and Pro Forma Financial and Operating Data” for the definition of EBITDA and Adjusted EBITDA. EBITDA is a measure commonly used by financial analysts in evaluating performance. Management and our board of directors use EBITDA and Adjusted EBITDA as measures of operating performance because they assist us in comparing our performance on a consistent basis as they remove the impact of our capital structure and asset base from our operating results, as well as other items that do not reflect the basic performance of our company. EBITDA and Adjusted EBITDA as used herein are not necessarily comparable to similarly titled measures of other companies. The items excluded from EBITDA and Adjusted EBITDA are significant in assessing our operating results and liquidity. EBITDA and Adjusted EBITDA should not be considered in isolation from, or as an alternative to, operating income, cash flow or other combined income or cash flow data prepared in accordance with U.S. GAAP. EBITDA and Adjusted EBITDA (including pro forma presentations thereof) have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for analysis of, results as reported under U.S. GAAP.

Because of these limitations, EBITDA and Adjusted EBITDA (including pro forma representations thereof) and the related ratios should not be considered as measures of discretionary cash available to invest in business growth or to reduce indebtedness. We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA and Adjusted EBITDA (including pro forma representations thereof) only supplementally. In addition to EBITDA and Adjusted EBITDA, this Current Report includes other non-GAAP operating and financial measures that we use to gauge our operating performance, including information regarding withdrawal transactions, withdrawal transactions per ATM, and gross profit and gross profit margin per ATM. Such information is not required by U.S. GAAP and should be considered supplemental in nature only.

7-ELEVEN ATM TRANSACTION
Transaction Summary

On June 1, 2007, we executed an asset purchase agreement which outlined the terms and conditions under which we agreed to purchase substantially all of the assets of the financial services business of 7-Eleven, Inc. The purchase price for the 7-Eleven ATM Transaction is expected to total approximately $135.0 million in cash, subject to adjustment for changes in working capital. The 7-Eleven ATM Transaction is subject to closing conditions.

The 7-Eleven Financial Services Business operates approximately 5,500 ATMs, including approximately 2,000 advanced-functionality VcomTM  ATM machines (“Vcom”), which are currently performing more sophisticated financial services, including check cashing, money transfer, and bill payment services (collectively, the “Vcom Services”). In connection with the 7-Eleven ATM Transaction, we will enter into a placement agreement that will provide us, subject to certain conditions, with a ten-year exclusive right to operate all ATMs and Vcom units in 7-Eleven locations throughout the U.S., including any new stores opened or acquired by 7-Eleven.

Benefits and Opportunities

We believe that the 7-Eleven ATM Transaction will provide us with substantial benefits and opportunities, including the following:

Additional high-volume, prime retail locations. The ATMs we will acquire in the 7-Eleven ATM Transaction averaged over 1,000 withdrawal transactions per month during 2006, which compares favorably to the average of 365 withdrawal transactions per month for our existing U.S. ATM portfolio during the same period.

Organic growth opportunities. We agreed to a ten-year ATM operating agreement that will give us, subject to certain conditions, the exclusive right to operate all ATMs and Vcom units in existing and future 7-Eleven store locations in the U.S. during the term of the agreement. Additionally, with 7-Eleven being the largest convenience store operator in the world (with over 32,400 locations worldwide), we believe that our relationship with 7-Eleven may afford us the opportunity to further expand internationally.

Bank branding and outsourcing opportunities. When combined with our existing portfolio of ATMs, the approximately 5,500 ATM and Vcom units located in 7-Eleven store locations, which are currently branded with the Citibank brand, will bring the total number of our company-owned ATMs under bank branding arrangements to approximately 8,900.  We believe that the combined bank branded portfolio, which will be the largest of its kind in the industry, will lead to future branding opportunities for many of the unbranded retail locations remaining within our portfolio.

Surcharge-free offering opportunities. The 7-Eleven ATM portfolio currently participates in two surcharge-free networks, the CO-OP® network, the nation’s largest surcharge-free network devoted exclusively to credit unions, and Financial Service Centers Cooperative, Inc. (“FSCC”), a cooperative service organization providing shared branching services for credit unions. We also believe the 7-Eleven ATM Transaction will provide opportunities to expand our surcharge-free network, Allpoint, which current has in excess of 600 participating financial institutions with over 5.0 million cardholders and which we believe is currently the largest surcharge-free network in the United States based on the number of participating ATMs.

Advanced functionality opportunities. The 7-Eleven ATM Transaction provides us with a unique opportunity to participate in the advanced kiosk-based financial services market within the U.S. through the Vcom services.  Such services may provide for additional growth opportunities as additional financial institutions seek to take advantage of these services.

Operational synergies. We expect our extensive industry experience and operational expertise as a low cost provider to allow us to take advantage of certain operational synergies that may be realized from the 7-Eleven ATM Transaction, as existing contracts with service providers begin to expire at the end of 2009.

In conjunction with the 7-Eleven ATM Transaction, we expect to amend our revolving credit facility to, among other things, (i) increase the maximum borrowing capacity from $125.0 million to $175.0 million in order to partially finance the 7-Eleven ATM Transaction; (ii) acquire the consents of requisite lenders to the 7-Eleven ATM Transaction; (iii) increase the amount of “indebtedness” (as defined in the credit agreement) to allow for up to $350.0 million of our 9 ¼% senior subordinated notes due 2013; (iv) extend the term of the agreement from May 2010 to May 2012; (v) increase the amount of capital expenditures we can incur on a rolling 12-month basis from $60.0 million to a maximum of $75.0 million in March 2008; and (vi) amend certain restrictive covenants contained within the facility.

7-Eleven ATM Transaction Agreements

Asset purchase agreement. The asset purchase agreement executed on June 1, 2007 for the purchase of the 7-Eleven Financial Services Business is by and among 7-Eleven, Inc., its wholly owned subsidiary Vcom Financial Services, Inc., and Cardtronics, LP. Pursuant to its terms and conditions, we will purchase substantially all of the assets of the financial services business of 7-Eleven, Inc. and assume the liabilities directly associated with such business. The asset purchase agreement contains customary representations, warranties, covenants, and indemnification provisions as well as certain termination rights for Cardtronics and 7-Eleven. The 7-Eleven ATM Transaction is subject to various conditions and customary regulatory approvals, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, which was received on June 15, 2007.

Placement agreement. In conjunction with the purchase of the 7-Eleven Financial Services Business, we will execute an agreement with 7-Eleven, Inc. (the “Placement Agreement”). Under this agreement, we will be granted the exclusive right, subject to certain conditions, to install and operate ATMs and Vcom units in substantially all of the existing 7-Eleven stores in the United States, as well as any additional stores opened or acquired by 7-Eleven in the United States during the term of the agreement. The Placement Agreement will have an initial term of 10 years, which will commence as of the closing date of the 7-Eleven ATM Transaction. This agreement will contain certain terms and conditions relating to the operation, maintenance, and sharing of transaction-based revenue of the ATMs and Vcom machines that are similar to placement agreements that we currently have with our other major merchant customers. Additionally, the agreement will require 7-Eleven’s approval in the event we seek to offer additional advanced functionalities on Vcom machines in the future. Although 7-Eleven will have certain termination rights under the Placement Agreement, those rights arise only upon either (i) constant and repeated failure of us to perform our services at specified levels, or (ii) our uncured breach under the agreement.

Transition services agreement. In conjunction with the 7-Eleven ATM Transaction, we will enter into a transition services agreement with 7-Eleven. This agreement, the terms of which are still be negotiated, will outline certain services to be provided post-closing by 7-Eleven in order to provide for a smooth transition of the operations of the 7-Eleven Financial Services Business from 7-Eleven to us.

Fiserv management agreement.  In conjunction with the 7-Eleven ATM Transaction, we will assume a master ATM management agreement with Fiserv under which Fiserv currently provides a number of ATM-related services to the 7-Eleven Financial Services Business, including transaction processing, network hosting, network sponsorship, maintenance, cash management, and cash replenishment. Already utilized as one of our current third-party processors, Fiserv will continue to provide sophisticated security analysis and monitoring 24 hours a day for the 3,500 traditional ATMs being acquired. Additionally, similar to our in-house transaction processing switch, the 7-Eleven Financial Services Business has its own processing operations that it has used to process transactions for the 2,000 Vcom units. As with our in-house processing operation, carefully selected support vendors will continue to help ensure the security and continued performance of the acquired processing operation. Subsequent to the closing of the 7-Eleven ATM Transaction, we will continue to operate both our in-house processing switch and the acquired processing switch until such time as the 7-Eleven Financial Services Business operations can be fully integrated into our current operations.

Wells Fargo vault cash agreement.  7-Eleven currently relies upon an agreement with Wells Fargo to conduct cash management activities related to both its traditional ATMs and Vcom units. During 2006, the 7-Eleven Financial Services Business’ outstanding vault cash balance (on a combined basis for its ATMs and Vcom units) averaged approximately $300.0 million each month. 7-Eleven’s ATM management agreement with Fiserv provides for Fiserv to assist in the cash management settlement activities related to 7-Eleven’s traditional ATMs. While Fiserv will continue to participate in the cash management settlement activities of the acquired ATMs, the current vault cash agreement with Wells Fargo will terminate upon the completion of the 7-Eleven ATM Transaction. As a result, in anticipation of this termination and in order to allow for a smooth transition, we expect to enter into a separate vault cash agreement with Wells Fargo to supply us with the cash that we will utilize for the operation of the acquired 5,500 ATMs and Vcom units. Wells Fargo is expected to commit to fund up to $375.0 million at any time to support ATM withdrawals, Vcom functions, and other services which may be agreed to from time to time. Such amount may be increased to $450.0 million during certain peak periods or under certain circumstances, which will be outlined in the agreement. Consistent with our other vault cash agreements, at all times, the cash legally belongs to the cash provider, and we have no access or right to the cash.  Under the vault cash agreement, Wells Fargo will have the right to demand the return of its cash from the machines at any time to meet its operating requirements, if necessary.  However, Wells Fargo has agreed to take commercially reasonable steps to eliminate this constraint by August 31, 2007.  Notwithstanding the above, Wells Fargo has the right to terminate this agreement upon 180 days notice.  This agreement is expected to expire in July 2009, subject to automatic one-year renewals. Under the proposed agreement, Wells Fargo may utilize its vault network and correspondent bank relationships, as needed, to distribute the funds to the ATMs and Vcom units.

Under the agreement, we expect to pay a cash rental fee on the average amount outstanding under a floating rate formula based on the Federal Funds rate. As a result of the significant vault cash requirements related to the 7-Eleven portfolio, our exposure to changes in domestic interest rates will significantly increase in future periods. As it is our policy to limit the variability of a portion of our expected future interest payments as a result of changes in the underlying rates by utilizing certain types of derivative financial instruments, we anticipate entering into additional interest rate swaps to limit our exposure to changing interest rates and fix the interest rate paid on a portion of the additional vault cash requirements resulting from the 7-Eleven ATM Transaction. It is our intention to designate such interest rate swaps as cash flow hedges for accounting purposes pursuant to Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting  for Derivative Instruments and Hedging Activities, as we have done with our existing interest rate swaps.

RISK FACTORS

The Company hereby appends the discussion of risk factors included in its Annual Report on Form 10-K for the year ended December 31, 2006 to include the following discussion.  Risk factors discussed here do not include a discussion of all of the Company’s risks.  Please see “Item 1A. Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for additional discussion.

Risks Related to the 7-Eleven ATM Transaction

The 7-Eleven ATM Transaction will represent our second largest acquisition to date, based on the number of ATMs being acquired. We may be unable to integrate the acquired business in an efficient manner, thus increasing our cost of operations and reducing the expected profits to be generated from such acquisition.

The 7-Eleven ATM Transaction involves certain inherent risks to our business. Most notably, we may be unable to successfully integrate the operations, technology, and personnel associated with the acquired 7-Eleven ATM operations. Additionally, the successful integration of the acquired operations will require a significant amount of time and effort on the part of our management team, which could result in less time being spent on our day-to-day operations and other strategic initiatives. Additionally, the advanced functionality of the Vcom Services may subject us or our service providers to additional requirements such as permit applications or regulatory filings.  As a result, we may need to discontinue certain Vcom operations in certain jurisdictions until such requirements have been fulfilled.  Furthermore, if we are unsuccessful in integrating the 7-Eleven ATM Transaction, or if our integration efforts take longer than anticipated, we may not achieve the level of revenues, earnings or cash flows anticipated from such acquisition. If that were to occur, such shortfalls could require us to write down the carrying value of the tangible and intangible assets associated with the acquired operations, which would adversely impact our reported operating results.

Our existing management systems, information systems, and resources may be strained due to the size of the 7-Eleven ATM Transaction. Accordingly, we will need to continue to invest in and improve our financial and managerial controls, reporting systems, and procedures as we look to integrate the acquired 7-Eleven ATM operations. We will also need to hire, train, supervise, and manage new employees. We may be unsuccessful in those efforts, thus hindering our ability to effectively manage the expansion of our operations resulting from the 7-Eleven ATM Transaction.

A substantial portion of our future revenues and operating profits will be generated by the new 7-Eleven merchant relationship. Accordingly, if 7-Eleven’s financial condition deteriorates in the future and it is required to close some or all of its store locations, or if our ATM placement agreement with 7-Eleven expires or is terminated, our future financial results would be significantly impaired.

Upon the successful completion of the 7-Eleven ATM Transaction, 7-Eleven will represent the single largest merchant customer in our portfolio, representing approximately 36% of our total pro forma revenues for the year ended December 31, 2006 and three months ended March 31, 2007. Accordingly, a significant percentage of our future revenues and operating income will be dependent upon the successful continuation of our relationship with 7-Eleven. If 7-Eleven’s financial condition were to deteriorate in the future and, as a result, it was required to close a significant number of its domestic store locations, our financial results would be significantly impacted. Additionally, while the underlying ATM placement agreement with 7-Eleven will have an initial term of 10 years, we may not be successful in renewing such agreement with 7-Eleven upon the end of that initial term, or such renewal may occur with terms and conditions that are not as favorable to us as those contained in the current agreement. Finally, the ATM placement agreement to be executed with 7-Eleven contains certain terms and conditions that, if we fail to meet such terms and conditions, gives 7-Eleven the right to terminate the placement agreement or our exclusive right to provide certain services.

We will incur future losses by continuing to provide some or all of the Vcom Services currently being offered by 7-Eleven for a period of time subsequent to the acquisition date.

We currently expect to incur operating losses associated with the Vcom Services portion of the acquired 7-Eleven ATM portfolio within the first 12-18 months subsequent to the acquisition date. While we plan to continue to operate the Vcom units and restructure the Vcom Services to improve the underlying financial results of that portion of the acquired business, we may be unsuccessful in this effort. In the event we are not able to improve the operating results and we incur cumulative losses of $10.0 million on the Vcom business, including $1.8 million in contract termination costs, our current intent is to exit the Vcom business and utilize the Vcom machines to provide traditional ATM services. However, while we expect that the operating losses to be incurred by continuing to provide the Vcom Services will not exceed $10.0 million in the aggregate, we can provide no assurance that such losses will not be greater. For example, we may decide to extend the period of time it takes to restructure the acquired Vcom operations, thus potentially resulting in additional losses. The future losses associated with the acquired Vcom operations could be significantly higher than those currently estimated, which would negatively impact our future operating results and financial condition.

We have estimated that, excluding the upfront placement fees that we have eliminated, the provision of Vcom Services generated an operating loss of $6.3 million for the year ended December 31, 2006 and $2.3 million for the three months ended March 31, 2007. Our estimate was based on a review of the expenses of the 7-Eleven Financial Services Business and required us to allocate the expenses not directly associated with the provision of Vcom Services. As a result, our operating income may not improve to the extent we anticipate if we terminate the Vcom Services. In addition, we may be required to pay up to $1.8 million of contract termination payments, and may incur additional costs and expenses, if we decide to terminate the Vcom Services which could negatively impact our future operating results and financial condition.

We expect to rely on Wells Fargo Bank, N.A. to provide us with the cash required to operate the ATMs and Vcom units we will acquire as part of the 7-Eleven ATM Transaction. If Wells Fargo is unable or unwilling to provide us with the necessary cash to operate the ATMs and Vcom units, we would need to locate alternative sources of cash to operate such machines. If we were unsuccessful in those efforts, we would not be able to operate the acquired business.

We anticipate entering into a separate vault cash agreement with Wells Fargo to supply us with the cash that we will utilize for the operation of the acquired 5,500 ATMs and Vcom units.  Wells Fargo has historically been the vault cash provider to the 7-Eleven Financial Services Business.  During 2006, the outstanding vault cash balance (on a combined basis for its ATMs and Vcom units) averaged approximately $300.0 million each month.  On a pro forma basis giving effect to the 7-Eleven ATM Transaction, the amount of cash held in our domestic ATMs was approximately $735.0 million.  Under the terms of the proposed agreement, Wells Fargo, which has historically been the vault cash provider utilized by 7-Eleven, is expected to commit to fund up to $375.0 million at any time to support ATM withdrawals, Vcom functions, and other services that may be agreed upon from time to time. Such amount may be increased to $450.0 million during certain peak periods or under certain circumstances, which will be outlined in the agreement. We expect to pay a cash rental fee on the average amount outstanding under a floating rate formula based on the Federal Funds rate. The additional terms of this agreement are expected to be consistent with those in our other vault cash agreements and include the following: 1) for our usage of this cash, we will pay a fee based on the total amount of vault cash outstanding at any given time; 2) at all times during this process, legal and equitable title of the cash will be held by Wells Fargo, and we will have no access or right to the cash; and 3) Wells Fargo will have the right to demand the return of all or any portion of its cash at any time upon the occurrence of certain events beyond our control, including certain bankruptcy events relating to us or our subsidiaries, or a breach of the terms of our cash provider agreement. Additionally, Wells Fargo will have the right to demand the return of its cash from the machines at any time in order to meet its operating requirements, if necessary.  However, Wells Fargo has agreed to take commercially reasonable steps to eliminate this constraint by August 31, 2007.  Notwithstanding the above, Wells Fargo has the right to terminate this agreement upon 180 days notice. This agreement is expected to expire in July 2009, subject to automatic one-year renewals.

If Wells Fargo was to demand return of its cash or terminate its arrangement with us and remove its cash from our ATMs, or if it was to fail to provide us with cash as and when we need it for our ATM operations, our ability to operate these ATMs would be jeopardized, and we would need to locate alternative sources of cash in order to operate these ATMs.

The terms of our credit agreement and our indenture may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

Our credit agreement and our indenture include a number of covenants that, among other things, restrict our ability to:
•  sell or transfer property or assets;
•  pay dividends on or redeem or repurchase stock;
•  merge into or consolidate with any third party;
•  create, incur, assume or guarantee additional indebtedness;
•  create certain liens;
•  make investments;
•  make certain restricted payments, including the payment of dividends;
•  engage in transactions with affiliates;
•  redeem or repurchase capital stock;
•  issue or sell preferred stock of restricted subsidiaries; and
•  enter into sale and leaseback transactions.

In addition, we are required by our credit agreement to maintain specified financial ratios and limits (as defined in our credit agreement), including a ratio of Senior Debt to Earnings, a Fixed Charge Coverage Ratio, and limitations on the amount of Capital Expenditures we can incur in any given 12-month period, all of which are defined in the credit agreement. As a result of these ratios and limits, we are limited in the manner in which we conduct our business and may be unable to engage in favorable business activities or finance future operations or capital needs. Accordingly, these restrictions may limit our ability to successfully operate our business and prevent us from fulfilling our obligations under the notes. A failure to comply with the covenants financial ratios could result in an event of default. In the event of a default under our credit agreement, the lenders could elect to declare all borrowings outstanding, together with accrued and unpaid interest and other fees, to be due and payable, to require us to apply all of our available cash to repay these borrowings or to prevent us from making debt service payments, any of which could result in an event of default under our indenture. An acceleration of indebtedness under our credit agreement would also likely result in an event of default under the terms of any other financing arrangement we have outstanding at the time. If any or all of our debt were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full. If we are unable to repay outstanding borrowings under our bank credit facility when due, the lenders will have the right to proceed against the collateral securing such indebtedness.  As of March 31, 2007, we were in compliance with all applicable covenants and ratios at that time, except that the revolving credit facility requires that all of our domestic subsidiaries guarantee the outstanding borrowings under the facility. We had two immaterial subsidiaries that were not identified as guarantors in a timely basis; however, as of June 28, 2007, we were in compliance with our covenants and had received a waiver for any violations of this provision.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF THE IMPACT OF THE 7-ELEVEN ATM TRANSACTION ON THE COMPANY

We have included a discussion of the pending 7-Eleven ATM Transaction and the related Financing Transactions in the following discussion and analysis section in order to provide some detail on the impact such transactions are expected to have on our results of operations and liquidity and capital resource requirements. In some cases, certain unaudited pro forma financial and operational information has been presented herein as if the 7-Eleven ATM Transaction occurred on January 1, 2006. Such unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of what our actual financial or operational results would have been had the 7-Eleven ATM Transaction been consummated on such date. Such unaudited pro forma information should be read in conjunction with the historical audited and unaudited financial statements, and accompanying notes thereto, of Cardtronics and the 7-Eleven Financial Services Business.

Revenues

With the completion of the 7-Eleven ATM Transaction, revenues from our top five merchants, on a pro forma basis giving effect to the 7-Eleven ATM Transaction, would have contributed approximately 46.0% of our total revenues for the year ended December 31, 2006 and the three months ended March 31, 2007.

The following table sets forth information on our historical and pro forma surcharge, interchange, and branding revenues per withdrawal transaction for the periods indicated. The pro forma information presented below assumes the 7-Eleven ATM Transaction occurred effective January 1, 2006, and does not include any revenues and transactions associated with providing the Vcom advanced functionality services for such periods.

	Pro Forma Year Ended December 31,	Three Months Ended March 31,	Pro Forma Three Months Ended March 31,
	2006	2007	2007
Per withdrawal transaction:
Surcharge revenue	$1.39	$1.49	$1.35
Interchange revenue(1)	0.57	0.56	0.58
Branding revenue(2)	0.18	0.20	0.21

(1) Amount includes total interchange earned on all transaction types, including withdrawals, balance inquiries, transfers, and surcharge-free transactions.
(2) Amount includes all bank and network branding revenues, the majority of which are not earned on a per transaction basis.

The following table breaks down our total historical and pro forma ATM operating revenues into its various components for the years indicated:

	Pro Forma Year Ended December 31,	Three Months Ended March 31,	Pro Forma Three Months Ended March 31,
	2006	2007	2007
Surcharge revenues	64.2%	64.8%	62.2%
Interchange revenues	26.2	24.5	26.8
Branding revenues	8.3	8.9	9.8
Other revenues	1.3	1.8	1.2
Total ATM operating revenues	100.0%	100.0%	100.0%

Vcom Operating Revenues.  As discussed elsewhere, the 7-Eleven ATM Transaction will provide us with approximately 2,000 advanced-functionality Vcom units that, in addition to standard ATM services, offer more sophisticated financial services, including check cashing, money transfer, and bill payment services.  We plan to continue to offer some of the Vcom Services subsequent to the acquisition date, but in doing so, expect to incur operating losses associated with that portion of the acquired business.

The following table breaks down the historical Vcom operating revenues into its various components for the periods presented (in thousands):

	Year Ended December 31,
	2004		2005		2006		Three Months Ended March 31, 2007
Check cashing	$5,394	12.5%	$11,195	35.2%	$8,099	29.3%	$1,700	26.9%
Money transfer	657	1.5	806	2.5	743	2.7	163	2.6
Bill payment	8	––	26	––	122	0.4	34	0.5
Placement fees	31,754	73.6	19,748	62.1	18,673	67.4	4,418	69.8
Other revenues	5,351	12.4	52	0.2	49	0.2	11	0.2
Total Vcom operating revenues	$43,164	100.0%	$31,827	100.0%	$27,686	100.0%	$6,326	100.0%

As noted in the table above, upfront placement fees, which represent upfront payments from third-party service providers associated with providing certain of the advanced functionality services, comprised the majority of the Vcom operating revenues for each of the periods reflected above. The vast majority of the placement fee revenues recognized during such periods related to upfront payments received by 7-Eleven from a telecommunications provider. Such fees were amortized to revenues over the underlying contractual period, and there are no more significant payments due to us under these contracts. Therefore, in order for such placement fees to be received in the future, new contracts must be negotiated, but such negotiation is not assured. Accordingly, the percentage of Vcom operating revenues related to placement fees are expected to be considerably lower than the levels reflected in the table above for periods subsequent to the acquisition date.

Because of the significance of the 7-Eleven ATM Transaction, our historical operating results are not expected to be indicative of our future operating results. In particular, we expect a number of our revenue and expense line items to increase substantially upon the consummation of this acquisition. The following table reflects our historical operating results for selected income statement line items for the year ended December 31, 2006, and the same line items on a pro forma basis assuming the 7-Eleven ATM Transaction and the related Financing Transactions occurred effective January 1, 2006. Such pro forma amounts exclude the majority of upfront placement fee revenues associated with the acquired Vcom operations in an effort to depict the potential recurring operating results of the acquired 7-Eleven ATM operations (in thousands):

	Year Ended December 31, 2006
	Actual	Pro Forma
		(unaudited)
Revenues	$293,605	$439,285	(1)
Cost of revenues	221,293	337,586
Selling, general and administrative expenses	21,667	34,864
Depreciation and amortization expense	30,578	46,720
Interest expense	25,072	37,806
Loss before income taxes	(19)	(12,705	)(1)
____________
(1) Excludes $18.0 million of upfront placement fees associated with the acquired Vcom operations.

While our revenues and gross profits are expected to increase substantially as a result of the 7-Eleven ATM Transaction, such amounts will initially be substantially offset by higher operating expense amounts, including higher selling, general, and administrative expenses associated with running the combined operations. Additionally, we expect depreciation, amortization, and accretion expense amounts to increase significantly as a result of the tangible and intangible assets recorded as part of the acquisition. Furthermore, because we are financing this acquisition with the offering of the Notes, along with borrowings under our amended revolving credit facility, we expect that our interest expense, including the amortization of the related deferred financing costs, will increase significantly.

Excluding the majority of the upfront placement fees, the Vcom Services have historically generated operating losses, including, based upon our analysis, $6.3 million and $2.3 million for the year ended December 31, 2006 and the three months ended March 31, 2007, respectively. Despite these losses, we plan to continue to operate the Vcom units following the completion of the acquisition and restructure the Vcom Services to improve the underlying financial results of that portion of the acquired business. By continuing to provide the Vcom Services for the 12-18 months following the acquisition, we currently expect that we may incur up to $10.0 million in operating losses, including $1.8 million in contract termination costs. However, in the event we are unsuccessful in our efforts and our cumulative losses (including termination costs) reach $10.0 million, our current intent is to terminate the Vcom Services and utilize the existing Vcom machines to provide traditional ATM services. If we terminate the Vcom Services, we believe that the financial results of the acquired 7-Eleven Financial Services Business could considerably improve.

We rely on certain key measures to gauge our operating performance, including total withdrawal transactions, withdrawal transactions per ATM and gross profit and gross profit margin per withdrawal transaction. The following table sets forth these measures based on our historical results for the year ended December 31, 2006, and the same measures on a pro forma basis giving effect to the 7-Eleven ATM Transaction as if it had occurred on January 1, 2006:

	Year Ended December 31, 2006
	Actual	Pro Forma
		(unaudited)
Average number of transacting ATMs	25,778	31,301
Total withdrawal transactions (in thousands)	125,078	192,107
Monthly withdrawal transactions per transacting ATM	404	511
Per withdrawal transaction:
Total transaction revenues	$2.25	$2.17
Cost of transaction revenues	1.68	1.61
Transaction gross profit(1)	$0.57	$0.56
Transaction gross profit margin	25.3%	25.8%
____________
(1)    Transaction gross profit is a measure of profitability that uses only the revenues and expenses that are transaction-based. The revenues and expenses from ATM equipment sales, Vcom Services, and other ATM-related services are not included.

Capital Expenditures

We currently anticipate incurring approximately $7.0 million in capital expenditures related to the ATM portfolio to be acquired in the 7-Eleven ATM Transaction during the remainder of 2007.

Contractual Obligations

As a result of the 7-Eleven ATM Transaction, we will assume responsibility for certain ATM operating lease contracts that will expire at various times during the next three years, the vast majority of which will expire in 2009. Accordingly, at that time, we will be required to renew such lease contracts, enter into new lease contracts, or purchase new or used ATMs to replace the leased equipment. If we decide to purchase ATMs and terminate the existing lease contracts at that time, we currently anticipate that we will incur between $13.0 and $16.0 million in related capital expenditures.

The following table and discussion reflect our significant contractual obligations and other commercial commitments as of March 31, 2007, on a pro forma basis giving effect to the 7-Eleven ATM Transaction and Financing Transactions:

	Payments Due by Period
	2007	2008	2009	2010	2011	Thereafter	Total
	(in thousands)
Long-term financings:
Principal (1)	$93	$339	$590	$658	$713	$397,142	$399,535
Interest(2)	19,945	36,482	36,427	36,305	36,196	62,458	227,813
Notes payable(3)	155	—	—	—	—	—	155
Operating leases	4,001	5,101	4,842	781	282	320	15,327
Capital leases	1,201	1,125	820	279	––	––	3,425
Merchant space leases	3,427	4,524	2,310	1,306	1,250	2,333	15,150
Total contractual obligations	$28,822	$47,571	$44,989	$39,329	$38,441	$462,253	$661,405
____________

(1)
Represents the face value of our 9 ¼% senior subordinated notes due 2013 of $325.0 million, the $72.1 million to be outstanding under our amended revolving credit facility, and approximately $2.6 million outstanding under our Mexico equipment financing facilities. To the extent the proceeds from debt financings differ from the estimated amount of $130.0 million, the amount of borrowings outstanding under our amended revolving credit facility will increase or decrease accordingly in order to finance the 7-Eleven ATM Transaction.

(2)	Represents the estimated interest payments associated with our long-term debt outstanding as of March 31, 2007, on a pro forma basis giving effect to the Financing Transactions.
(3)	Represents a fully-funded note issued in conjunction with the Bank Machine acquisition in 2005.

HISTORICAL CONSOLIDATED AND PRO FORMA
FINANCIAL AND OPERATING DATA

The summary consolidated balance sheet data for Cardtronics as of December 31, 2005 and 2006 and the  summary consolidated statements of operations data for Cardtronics for the years ended December 31, 2004,  2005, and 2006 have been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006. The summary consolidated balance sheet data for Cardtronics as of March 31, 2007 and the summary consolidated statements of operations data for Cardtronics for the three months ended March 31, 2006 and 2007 have been derived from our unaudited interim condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. The unaudited interim period financial information, in the opinion of management, includes all adjustments, which are normal and recurring in nature, necessary for a fair presentation for the periods shown. Results for the three months ended March 31, 2007 are not necessarily indicative of the results to be expected for the full year.

The summary balance sheet data for the 7-Eleven Financial Services Business as of December 31, 2005 and 2006 and the summary statements of operations data for the 7-Eleven Financial Services Business for the years ended December 31, 2004, 2005, and 2006 have been derived from the audited financial statements of the 7-Eleven Financial Services. The summary balance sheet data for the 7-Eleven Financial Services Business as of March 31, 2007 and the summary statements of operations data for the 7-Eleven Financial Services Business for the three months ended March 31, 2006 and 2007 have been derived from the unaudited interim financial statements of the 7-Eleven Financial Services Business. The unaudited interim period financial information of the 7-Eleven Financial Services Business, in the opinion of its management, includes all adjustments necessary for a fair presentation for the periods shown. Results for the three months ended March 31, 2007 are not necessarily indicative of the results to be expected for the full year.

The pro forma amounts for the twelve months ended March 31, 2007 were derived by (1) combining the unaudited pro forma condensed consolidated statement of operations data for year ended December 31, 2006 with the unaudited pro forma condensed consolidated statement of operations data for three months ended March 31, 2007, and (2) deducting the unaudited pro forma condensed consolidated statement of operations data for three months ended March 31, 2006. The summary unaudited pro forma condensed consolidated statements of operations data has been prepared to give effect to the 7-Eleven ATM Transaction and the Financing Transactions as if each had occurred on January 1, 2006.  The summary unaudited pro forma condensed consolidated balance sheet data as of March 31, 2007 gives effect to these transactions as if each had occurred on March 31, 2007. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma financial information is provided for informational purposes only. The summary unaudited condensed consolidated pro forma financial data do not purport to represent what our results of operations or financial position actually would have been if the 7-Eleven ATM Transaction or the Financing Transactions had occurred at the dates indicated, nor do such data purport to project the results of operations for any future period.

Cardtronics, Inc.
	Year Ended December 31,			Three Months Ended March 31,		Pro Forma
	2004	2005	2006	2006	2007	Twelve Months Ended March 31, 2007(1)
	(dollars in thousands, except per withdrawal transaction statistics)
Consolidated Statements of Operations Data:
Revenues:
ATM operating revenues	$182,711	$258,979	$280,985	$66,409	$71,656	$428,982
Vcom operating revenues(1)	—	—	—	—	—	26,210
ATM product sales and other revenues(2)	10,204	9,986	12,620	2,732	2,862	12,750
Total revenues	192,915	268,965	293,605	69,141	74,518	467,942
Cost of revenues:
Cost of ATM operating revenues	143,504	199,767	209,850	50,539	54,736	317,989
Cost of Vcom operating revenues	—	—	—	—	—	15,260
Cost of ATM product sales and other revenues	8,703	9,681	11,443	2,559	2,797	11,681
Total cost of revenues	152,207	209,448	221,293	53,098	57,533	344,930
Gross profit (exclusive of depreciation shown separately below)	40,708	59,517	72,312	16,043	16,985	123,012
Operating expenses:
Selling, general, and administrative expenses (3) (4)	13,571	17,865	21,667	4,838	6,444	34,825
Depreciation and accretion expense	6,785	12,951	18,595	4,217	6,398	29,039
Amortization expense (5)	5,508	8,980	11,983	5,016	2,486	17,998
Total operating expenses	25,864	39,796	52,245	14,071	15,328	81,862
Income from operations	14,844	19,721	20,067	1,972	1,657	41,150
Other (income) expenses:
Interest expense (6)	5,235	22,426	25,072	6,542	6,248	37,285
Other (7)	228	983	(4,986)	189	(231)	(5,406)
Total other expenses	5,463	23,409	20,086	6,731	6,017	31,879
Income (loss) before income taxes	9,381	(3,688)	(19)	(4,759)	(4,360)	9,271
Income tax provision (benefit)	3,576	(1,270)	512	(1,635)	(973)	4,473
Net income (loss)	5,805	(2,418)	(531)	(3,124)	(3,387)	4,798
Preferred stock dividends and accretion expense (8)	2,312	1,395	265	66	67	266
Net income (loss) available to common stockholders	$3,493	$(3,813)	$(796)	$(3,190)	$(3,454)	$4,532

Other Financial Data (unaudited):
EBITDA(9)	$26,909	$40,669	$55,631	$11,016	$10,772	$93,593
Adjusted EBITDA(9)	33,616	45,182	52,935	11,498	11,850	72,786
Adjusted EBITDA Margin	17.4%	16.8%	18.0%	16.6%	15.9%	16.2%
Ratio of Adjusted EBITDA to interest expense	6.4x	2.0x	2.1x	1.8x	1.9x	2.0x
Capital expenditures(11):
Maintenance capital expenditures	$2,354	$1,680	$2,384	$430	$6,212	$13,774
Growth capital expenditures	17,393	30,246	33,707	3,696	7,890	48,673
Total capital expenditures	$19,747	$31,926	$36,091	$4,126	$14,102	$62,447

Operating Data (unaudited):
Average number of transacting ATMs	17,936	26,164	25,778	26,188	25,228	31,058
Total withdrawal transactions	86,821	118,960	125,078	29,974	31,180	196,154
Per withdrawal transaction:
Total transaction revenues	$2.10	$2.18	$2.25	$2.22	$2.30	$2.19
Transaction gross profit	0.45	0.50	0.57	0.53	0.54	0.57
Transaction gross profit margin	21.4%	22.9%	25.3%	23.9%	23.5%	26.0%

	As of December 31,		As of March 31, 2007
	2006	2005	Pro Forma	Actual
			(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$1,699	$2,718	$1,782	$13,895
Total assets	343,751	367,756	363,572	586,469
Total long-term debt and capital lease obligations, including current portion	247,624	252,895	263,051	406,505
Preferred stock (12)	76,329	76,594	76,661	76,661
Total stockholders’ deficit	(49,084)	(37,168)	(42,185)	(42,185)
____________

(1)	Includes upfront placement fee revenues of $18.4 million for the pro forma twelve months ended March 31, 2007 received by 7-Eleven related to the acquired Vcom operations.
(2)
Consists primarily of revenues from the sale of equipment to our merchant-owned customer base and our associated value added resellers, or VARs, as well as other miscellaneous non-transaction based revenues.

(3)
Includes non-cash stock-based compensation totaling $1.0 million, $2.2 million, and $0.8 million in 2004, 2005 and 2006, respectively, $0.1 million and $0.2 million for the three months ended March 31, 2006 and 2007, respectively, and $0.9 million for the pro forma twelve months ended March 31, 2007, related to options granted to certain employees and a restricted stock grant made to our chief executive officer in 2003.  Additionally, the 2004 results include a one-time bonus of $1.8 million made to our chief executive officer related to the tax liability associated with such grant.  See Note 4 to our 2006 Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the three months ended March 31, 2007.

(4)	Includes the write-off in 2004 of approximately $1.8 million in costs associated with our terminated initial public offering that we did not pursue to completion.
(5)
Includes pre-tax impairment charges of $1.2 million and $2.8 million in 2005 and 2006, respectively, $2.8 million and $0.1 million for the three months ended March 31, 2006 and 2007, respectively, and $0.1 million for the pro forma twelve months ended March 31, 2007.

(6)
Includes the write-off of $5.0 million and $0.5 million of deferred financing costs in the third quarter of 2005 and the fist quarter of 2006, respectively, as a result of (i) amendments to our existing credit facility and the repayment of our existing term loans in August 2005 and (ii) certain modifications made to our revolving credit facility in February 2006.

(7)
Primarily consists of losses on the sale or disposal of assets in 2004 and 2005; the recognition of approximately $4.8 million in other income primarily related to settlement proceeds received from Winn-Dixie Stores, Inc. (“Winn-Dixie”), one of our merchant customers as part of that company’s successful emergence from bankruptcy, a $1.1 million contract termination payment received from one of our customers, and a $0.5 million payment received from one of our customers related to the sale of a number of its stores to another party in 2006; and $0.6 million of gains related to the sale of the Winn-Dixie equity securities, which were partially offset by $0.5 million of losses on the sale or disposal of assets during the first quarter of 2007.  Other for the pro forma twelve months ended March 31, 2007 primarily consisted of the $4.8 million in other income related to settlement proceeds received from Winn-Dixie and the $0.6 million gain related to the sale of the Winn-Dixie equity securities.

(8)
Reflects non-cash dividends on our Series A Preferred Stock, which was redeemed in February 2005. Subsequent to the redemption of the Series A Preferred Stock, the amount reflects the accretion of the Series B Preferred Stock issuance costs.

(9)
EBITDA represents income before interest, taxes, depreciation, and amortization. Adjusted EBITDA represents EBITDA adjusted to exclude acquisition-related transition costs, stock compensation expense, other (income) losses, minority interest, certain surcharge replacement fees, terminated lease expenses, and the majority of upfront Vcom placement fee revenues. EBITDA and Adjusted EBITDA are included in this Current Report because they are measurements upon which we assess our financial performance. EBITDA and Adjusted EBITDA are not intended to represent operating income or cash flow from operations as defined by U.S. GAAP and should not be used as alternatives to net income as indicators of operating performance or to cash flow operating performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table provides a reconciliation from net income (loss) to EBITDA and Adjusted EBITDA:

	Year Ended December 31,			Three Months Ended March 31,		Pro Forma Twelve Months Ended
	2004	2005	2006	2006	2007	March 31, 2007
Net income (loss)	$5,805	$(2,418)	$(531)	$(3,124)	$(3,387)	$4,798
Interest expense	5,235	22,426	25,072	6,542	6,248	37,285
Income tax provision (benefit)	3,576	(1,270)	512	(1,635)	(973)	4,473
Depreciation, amortization and accretion	12,293	21,931	30,578	9,233	8,884	47,037
EBITDA	$26,909	$40,669	$55,631	$11,016	$10,772	$93,593
Acquisition-related transition costs (a)	1,587	913	––	81	73	(8)
Stock compensation expense	2,854	2,373	879	126	222	975
Other (income) loss(b)	209	968	(4,761)	197	(119)	(5,077)
Minority interest	19	(15)	(61)	8	(5)	(74)
Other adjustments – Cardtronics (c)	2,038	274	1,247	70	907	2,084
Other adjustments – 7-Eleven (d)	––	––	––	––	––	(1,025)
Elimination of certain upfront Vcom placement fees(e)	––	––	––	––	––	(17,682)
Adjusted EBITDA	$33,616	$45,182	$52,935	$11,498	$11,850	$72,786
____________

(a) Amounts presented reflect the incremental costs incurred after historical acquisitions to transition acquired ATM networks to our platform.
(b) See footnote (7) above for a description of the specific components of this line item.

(c) Other adjustments for the year ended December 31, 2004 consist primarily of $1.8 million in costs written off as we decided not to pursue our initial public offering to completion. Other adjustments for the year ended December 31, 2006 consist primarily of $0.9 million of inventory adjustments, the majority of which related to our Triple-DES upgrade efforts. Other adjustments for the pro forma three months ended March 31, 2007 consist primarily of $0.5 million of costs incurred related to our efforts to convert our ATM portfolio over to our in-house transaction processing switch and $0.2 million of inventory adjustments related to our Triple- DES upgrade efforts. Other adjustments for the twelve months ended March 31, 2007, consists primarily of the $0.9 million and $0.2 million of inventory adjustments (discussed above) and the $0.5 million of costs incurred related to our in-house processing efforts (also discussed above.)

(d) Other adjustments related to 7-Eleven reflect the elimination of $3.5 million of surcharge replacement fees received in the second quarter of 2006 related to the agreement with CO-OP® and the elimination of $2.5 million of historical operating lease expense amounts for the acquired 7-Eleven Financial Services Business related to operating leases that were paid off prior to the acquisition date. While we have eliminated the lease expense associated with those leases paid off, such costs would have been partially replaced by the depreciation and interest expense on additional ATMs acquired to replace the previously leased ATMs.

(e) Amounts presented reflect the elimination of the majority of upfront Vcom placement fee revenues associated with the acquired Vcom operations.  We have eliminated upfront Vcom placement fee revenues related to services for which we do not expect to receive placement fees in the future.

(10)
Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by total revenues.  For purposes of pro forma calculations, we exclude the majority of upfront Vcom placement fee revenues associated with the acquired Vcom operations from total revenues as such amounts have been excluded from Adjusted EBITDA.

(11)
Capital expenditure amounts for Cardtronics Mexico are reflected gross of any minority interest amounts. Additionally, the 2006 capital expenditure amount excludes our initial $1.0 million investment in Cardtronics Mexico.

(12)
The amount reflected on our balance sheet is shown net of issuance costs of $1.4 million as of December 31, 2006 and $1.3 million as of March 31, 2007. The aggregate redemption price for the preferred stock was $78.0 million as of March 31, 2007.

7-Eleven Financial Services
	Year Ended December 31,				Three Months Ended March 31,
	2004		2005	2006	2006	2007
	(Restated)
	(dollars in thousands,
	except per withdrawal transaction statistics)
Statements of Operations Data:
Revenues:
ATM operating revenues	$53,953		$126,164	$135,976	$28,421	$35,195
Vcom operating revenues(1)	43,164		31,827	27,686	7,802	6,326
Total revenues	97,117		157,991	163,662	36,223	41,521
Cost of revenues:
Cost of ATM operating revenues	33,653		95,960	100,308	22,528	26,162
Cost of Vcom operating revenues	33,217		21,071	15,985	5,091	4,366
Total cost of revenues	66,870		117,031	116,293	27,619	30,528
Gross profit (exclusive of depreciation shown separately below)	30,247		40,960	47,369	8,604	10,993
Operating expenses:
Selling, general, and administrative expenses	15,058		17,583	13,197	3,991	2,346
Depreciation and accretion expense	5,745		7,609	12,219	2,135	4,327
Amortization expense	6,720		6,847	3,171	1,683	157
Total operating expenses	27,523		32,039	28,587	7,809	6,830
Income from operations	2,724		8,921	18,782	795	4,163
Other expenses:
Interest expense, net	909		1,056	520	238	49
Total other expenses	909		1,056	520	238	49
Earnings before income taxes	1,815		7,865	18,262	557	4,114
Income tax expense	702		3,036	7,049	215	1,588
Net earnings	$1,113		$4,829	$11,213	$342	$2,526

Other Financial Data (unaudited):
EBITDA(2)	$15,189		$23,377	$34,172	$4,613	$8,647
Adjusted EBITDA(2)	(11,300)		8,240	19,261	4,567	4,805
Adjusted EBITDA Margin(2)	(17.2)%		5.9%	13.2%	14.4%	12.9%

Capital expenditures:
Maintenance capital expenditures	––	(3)	$4,739	$8,118	$2,510	$––
Growth capital expenditures	––	(3)	21,557	12,110	2,036	698
Total capital expenditures	$––	(3)	$26,296	$20,228	$4,546	$698

Operating Data (unaudited):
Average number of ATMs (including Vcom units)	––	(3)	5,515	5,523	5,525	5,541
Total withdrawal transactions	––	(3)	61,807	67,029	15,073	17,914
Per withdrawal transaction:	––	(3)
Total transaction revenues	––	(3)	$2.04	$2.03	$1.89	$1.96
Transaction gross profit	––	(3)	0.49	0.53	0.39	0.50
Transaction gross profit margin	––	(3)	24.0%	26.1%	20.6%	25.5%

	As of December 31,		As of March 31,
	2005	2006	2007
	(Restated)	(Restated)
	(in thousands)
Consolidated Balance Sheet Data:
Cash	$15,392	$13,015	$12,113
Total assets	190,176	222,584	204,017
Capital lease obligations, including current portion	30,929	3,365	2,998
Total shareholder’s equity	90,333	133,706	125,059

(1) Includes upfront placement fees associated with the acquired Vcom operations of $31.8 million, $19.7 million, and $18.7 million for the years ended December 31, 2004, 2005 and 2006, respectively, and upfront placement fees of $4.6 million and $4.4 million for the three months ended March 31, 2006 and 2007, respectively, a portion of which are eliminated for the purposes of calculating Adjusted EBITDA. See footnote (2) below.

(2) See footnotes (9) and (10) above for a description of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin.

The following table provides a reconciliation from net income (loss) to EBITDA and Adjusted EBITDA:

	Year Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
	(Restated)	(Restated)
	(in thousands)
Net income	$1,113	$4,829	$11,213	$342	$2,526
Interest expense, net	909	1,056	520	238	49
Income tax provision	702	3,036	7,049	215	1,588
Depreciation, amortization and accretion	12,465	14,456	15,390	3,818	4,484
EBITDA	15,189	23,377	34,172	4,613	8,647
Elimination of certain Vcom placement fees(a)	(31,274)	(19,236)	(17,982)	(4,514)	(4,214)
Adjustment for certain surcharge replacement fees (b)	––	––	––	3,471	––
Elimination of certain operating lease expenses(c)	4,785	4,099	3,071	997	372
Adjusted EBITDA	$(11,300)	$8,240	$19,261	$4,567	$4,805
____________

(a) Reflects the elimination of the majority of upfront placement fee revenues associated with the acquired Vcom operations.  We have eliminated Vcom placement fees revenues related to services for which we do not expect to receive placement fees in the future.

(b) Reflects the adjustment for certain surcharge replacement fees received in the second quarter of 2006 related to the agreement with CO-OP®.

(c) Reflects the elimination of historical operating lease expense amounts related to operating leases that were paid off prior to the acquisition date. While we have eliminated the lease expense associated with those leases paid off, such costs would have been partially replaced by the depreciation and interest expense on additional ATMs acquired to replace the previously leased ATMs.

(3) As a result of 7-Eleven’s acquisition of the majority of its ATM operations in August 2004, full-year operating data for 2004 would not provide a meaningful basis for comparison.